Exhibit 10.1

SECURITIES PURCHASE AND RESTRUCTURING AGREEMENT

THIS SECURITIES PURCHASE AND RESTRUCTURING AGREEMENT (this “Agreement”) is made and entered into as of the 26th day of March 2010, by and among WESTON CAPITAL MANAGEMENT, LLC, a Delaware limited liability company (the “Company”); FUND.COM, INC., a Delaware corporation (“FNDM” or the “Purchaser”); PBC-WESTON HOLDINGS, LLC, a Delaware limited liability company (“PBC”); ALBERT HALLAC, an individual (“A. Hallac”); and the other Persons who are parties signatory hereto (together with PBC and A. Hallac, each a “Member,” and together, the “Members”).  The Company, FNDM and the Members are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”

RECITALS:

This Agreement is being entered into with reference to the following:

A. As a limited liability company, the equity of the Company is expressed in and evidenced by membership interests in the Company (the “Membership Interests”).

B. Pursuant to the Interest Purchase and Contribution Agreement, dated June 5, 2006, among the Company, PBC and A. Hallac, PBC purchased 2,500 of the issued and outstanding Membership Interests (the “PBC Member Interests”), representing 25% of the Existing Members Interests (as hereinafter defined) outstanding as of the date thereof and hereof.

C. A. Hallac, together with Mitzi Hallac Liotta, Joanna Hallac, Jeffrey Hallac and Russell Hallac, all members of the family of A. Hallac (collectively, the “Hallac Family”), own 7,300 of the Existing Members Interests in the Company (representing 73% of the Existing Members Interests outstanding as of the date hereof) and Victor Elmaleh, a natural person (“Elmaleh” and together with the Hallac Family, collectively, the “Hallac Members”), owns 200 of the Existing Members Interests in the Company, representing 2% of the membership interests outstanding as of the date hereof (the Existing Members Interests in the Company held by the Hallac Family and Elmaleh, collectively the “Existing Hallac Interests”).

D.  On October 1, 2006, the Members entered into that certain Fourth Amended and Restated Operating Agreement of the Company (the “Fourth Operating Agreement”), which governed the capital, management and operation of the Company prior to the date hereof.

E. On or about October 1, 2006, the Company entered into the Amended and Restated Weston Capital Management, LLC 2003 Company Value Appreciation Plan (the “Incentive Plan”), pursuant to which the Company issued Appreciation Units (as defined in the Incentive Plan) to certain employees of the Company (the “Existing Appreciation Units”).

F. The Company and the Hallac Family have executed a transfer agreement (the “Transfer Agreement”), pursuant to which immediately prior to the Closing (as defined below), the Company shall spin-off and distribute 100% of the membership interests of its broker-dealer Subsidiary, Weston Financial Services, LLC, a Delaware limited liability company (the “Broker Subsidiary”), to PBC and the Hallac Family by transferring to each of PBC and the Hallac Family such amount of membership interests of the Broker Subsidiary as are set forth opposite each applicable Member’s name in column (6) of the Schedule of Members (the “Spin-Off Transaction”).

G. FNDM desires to:

(a)           acquire from all of the Members, an aggregate of One Hundred Percent (100%) of the Membership Interests, including: (i) the PBC Member Interests from PBC, and (ii) the Existing Hallac Interests from the Hallac Members (collectively, the “Purchased Members Interests”);

(b)           in addition to its purchase of 100% of the Purchased Members Interests, make an additional cash capital contribution to the Company in the aggregate amount of Eight Hundred Thousand Dollars ($800,000), in exchange for the “Additional Purchased Membership Interest” (as hereinafter defined) in the Company; and

(c)           subject to the Side Letter Agreement (as hereinafter defined), acquire the right and option, following the satisfaction of applicable regulatory approvals, to purchase 100% of the membership interests of the Broker Subsidiary.

H. The Company and the Hallac Members shall have approved, authorized and executed the Amended and Restated Fifth Operating Agreement of the Company in the form attached hereto as Exhibit A and made a part hereof (the “Fifth Operating Agreement”); which Fifth Operating Agreement shall amend and restate the Fourth Operating Agreement in its entirety and which shall provide for, among other things, the irrevocable conversion of all Membership Interests into Membership Interests that are identical in all respects to the Existing Hallac Interests.

I. Subject to the satisfaction of the terms and conditions set forth herein, at the Closing each Existing Member shall acknowledge and agree that, concurrently with the effectiveness of the Fifth Operating Agreement on the Closing Date (as defined below), the following transactions shall occur simultaneously (the “Transactions"):

(a)           Each Hallac Member, Purchaser and the Company shall execute and deliver the Fifth Operating Agreement to each of the Parties,

(b)           PBC shall sell and FNDM shall purchase the “Purchased PBC Interests” (as hereinafter defined) in exchange for the “PBC Consideration” (as hereinafter defined),

(c)           The Company shall issue and sell and FNDM shall purchase from the Company the "Additional Purchased Membership Interests” for the “Company Purchase Price” (as those terms are hereinafter defined), and

(d)           Upon the terms and subject to the conditions hereinafter set forth, on the Closing Date, FNDM shall consummate the Hallac Purchase.

J.           Each Hallac Member, Purchaser and the Company shall execute and deliver the Fifth Operating Agreement.

K.          Upon the terms and subject to the conditions hereinafter set forth, on the Closing Date, FNDM shall consummate the Hallac Purchase and (subject to mutual agreement of FNDM and Elmaleh) the Elmaleh Purchase.

L.           The Company will obtain after Closing the written consent of the holders of the Existing Appreciation Units (the “Incentive Plan Consent”) to the termination of the Incentive Plan effective upon the consummation of the Restructuring Transactions.

NOW, THEREFORE, in consideration of, and premised upon, the various representations, warranties, covenants and other agreements and undertakings of the parties hereto contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.     THE RESTRUCTURING, PURCHASE AND LOAN TRANSACTIONS.

1.1           Spin-Off.  Immediately prior to the Closing, the Company shall distribute to PBC and the Hallac Family the Membership Interests of the Broker Subsidiary as set forth opposite each applicable Member’s name in column (6) of the Schedule of Members annexed hereto and consummate the Spin-Off Transaction in accordance with the terms hereof and the Transfer Agreement.  The Company and PBC hereby agree that the PBC Broker Subsidiary Interests to be issued to PBC in the Spin-Off Transaction shall be uncertificated membership interests in the Broker Subsidiary.

1.2           Restructuring Transactions.  Subject to satisfaction (or waiver) of the conditions set forth in Articles 4 and 5 below, immediately following the consummation of the Spin-Off Transaction, upon the Closing (as defined below), the applicable Parties shall execute and deliver the Fifth Operating Agreement and the other Transactions contemplated by this Article I shall be consummated.

1.3           The PBC Purchase.

(a)           On the Closing Date, the Purchaser shall purchase, and PBC shall sell, transfer and assign (collectively, “Transfer”) to the Purchaser, the PBC Member Interests; which PBC Member Interests shall represent all, and not less than all, of the Membership Interests in the Company owned by PBC as at the Closing (the “Purchased PBC Interests”).

(b)           In consideration for its Transfer of the Purchased PBC Interests, on the Closing Date, the Purchaser shall pay and deliver to PBC, the following consideration (the “PBC Consideration”):

(i)           the sum of Two Million Five Hundred Thousand Dollars ($2,500,000), payable in cash or by wire transfer of immediately available funds to one or more bank accounts designated by PBC prior to the Closing Date (the “PBC Cash Consideration”); and

(ii)           FNDM shall issue to PBC a warrant, in substantially the form attached hereto as Exhibit B (the “Warrant”), entitling the holders to acquire that number “Warrant Shares” as shall be determined by dividing (A) One Million Five Hundred Thousand Dollars ($1,500,000), by (B) the “Warrant VWAP” as of the “Six Month Anniversary Date” (as those terms are defined in the Warrant).

1.4           The Additional Purchased Membership Interests.

(a)           On the Closing Date, the Company shall issue and sell to FNDM, and FNDM shall purchase from the Company, membership interests in the Company that shall represent, in the aggregate, Nine and One-Tenths Percent (9.1%) of all issued and outstanding Membership Interests in the Company (the “Additional Purchased Membership Interests”).

(b)           In consideration for its issuance of the Additional Purchased Membership Interests, on the Closing Date, the Purchaser shall pay to the Company the sum of Eight Hundred Thousand Dollars ($800,000) (the “Company Purchase Price”), which Company Purchase Price shall be payable by wire transfer of immediately available funds to a bank account designated by the Company prior to the Closing Date.

1.5           The Hallac Purchase.

(a)           On the Closing Date, each of the Hallac Members shall Transfer to FNDM and FNDM shall purchase from each of the Hallac Members (collectively, the “Hallac Purchase”), One Hundred Percent (100%) of all Existing Members Interests owned by each of the Hallac Members as at the Closing Date, which Existing Members Interests are represented by such percentage of the Membership Interests as set forth opposite each such Hallac Member’s name in column (3) of the Schedule of Members.  The Existing Members Interests to be delivered by the Hallac Members and purchased by FNDM shall represent, in the aggregate, Seventy-Five Percent (75.0%) of all Membership Interests in the Company on the Closing Date, before giving effect to (i) the purchase by FNDM of the Purchased PBC Interests pursuant to Section 1.3 above, and (ii) the purchase by FNDM of the Additional Purchased Membership Interests pursuant to Section 1.4 above.

(b)           In consideration for the Hallac Purchase, on the Closing Date the Purchaser shall pay and deliver to A. Hallac and the other Hallac Members a minimum of Five Million Five Hundred Thousand Dollars ($5,500,000) of consideration (the “Hallac Members Consideration”), which shall be payable as follows:

(i)            the sum of Five Hundred Dollars ($500,000), payable to A. Hallac in cash or by wire transfer of immediately available funds to a bank account designated by A. Hallac prior to the Closing Date (the “A. Hallac Cash Consideration”);

(ii)           the delivery to A. Hallac, on behalf of himself and all other Hallac Members (A. Hallac, on behalf of himself and all other Hallac Members, the “Hallac Members Representative”) of FNDM’s 4% Senior Secured Promissory Note in the initial stated principal amount of Five Million ($5,000,000) Dollars (the “Reset Note”).  Each of the Hallac Members or any subsequent holder(s) of such Reset Note shall own a beneficial interest in the proceeds thereof equal to the percentage of their respective “Percentage Interests” as set forth opposite each such Hallac Member's name in column (3) of the Schedule of Members (the “Percentage Interests”).  Such Reset Note shall be in the form of Exhibit C annexed hereto and made a part hereof; and

(iii)           Notwithstanding the purchase by FNDM of all of the Existing Hallac Interests, for so long as any principal amount of the Reset Note shall be outstanding, in the event that the Company makes any distributions to FNDM in respect of its Membership Interests, the Company shall, simultaneously with any such distributions to FNDM, make a payment to the Hallac Members such that the payment to the Hallac Members shall represent 50.9% of the aggregate amount of all such distributions made in respect of Membership Interests.

1.6           Collateral for Payment of Note.  Payment of the Reset Note, and compliance by FNDM of all of the terms and conditions therein, shall be secured by a pledge of the Pledged Collateral (as that term is defined in the Pledge Agreement), pursuant to the pledge agreement in the form of Exhibit D annexed hereto and made a part hereof (the “Pledge Agreement”)

1.7           Termination of Incentive Plan.  In accordance with the terms and conditions of the Incentive Plan Consent, after the Closing (i) the Incentive Plan shall be terminated and all outstanding Appreciations Units issued pursuant to the Incentive Plan shall be cancelled and (ii) the Company shall mail or deliver by check to the holders of vested Appreciation Units the cash redemption amount set forth opposite such holder’s names in Schedule I to the Incentive Plan Consent.

1.8           Existing Member Consent and Waiver.  Each of the Members hereby authorizes and approves the Spin-Off Transaction and the transactions contemplated by this Agreement in all respects.  Each of the Members do hereby, effective as of the Closing Date, further waives any rights that any such Member has or may have had with respect to the Membership Interests pursuant to the Fourth Operating Agreement, including, without limitation, (i) any preemptive rights of such Member pursuant to Section 7.3 of the Operating Agreement, (ii) any restrictions on transfer set forth in Section 7.4 of the Fourth Operating Agreement, (iii) any rights of first refusal of such Member pursuant to Section 7.5 of the Fourth Operating Agreement, (iv) any co-sale rights of such Member pursuant to Section 7.6 of the Fourth Operating Agreement, and (v) any objections to the Approved Sale (as defined in the Fourth Operating Agreement) or dissenters, appraisal or similar rights of such Member pursuant to Section 7.8 of the Fourth Operating Agreement.

1.9           Closing Date.  Subject to notification of satisfaction (or waiver) of the conditions to the Closing set forth in Sections 4 and 5 below, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m. New York City time, on a date (the “Closing Date”) that shall be not later than five (5) Business Days following the date of execution of this Agreement, or such other time and date as is mutually agreed to by the Company and the Members.  The Closing shall occur on the Closing Date remotely via the exchange of documents and signature pages.

1.10   Payments and Deliveries.   On the Closing Date:

(a)           FNDM shall pay by wire transfer of U.S. dollars and immediately available funds (i) to PBC, the PBC Cash Consideration, (ii) to the Company, the Company Purchase Price, and (iii) to A. Hallac, the A. Hallac Cash Consideration;

(b)           FNDM shall execute and deliver to each of the Hallac Members, the Reset Note;

(c)           FNDM shall issue to PBC, the Warrant;

(d)           The Company shall deliver to the “Collateral Agent” (as that term is defined in the Pledge Agreement) for the benefit of the Hallac Members, in accordance with the terms and conditions of the Pledge Agreement, a certificate of Membership Interests evidencing an aggregate of Fifty and Nine-Tenths Percent (50.9%) of the Membership Interests in the Company (the “Pledged Certificate”);

(e)           FNDM and each of the Hallac Members shall execute and deliver a counterpart of the Pledge Agreement;

(f)           A. Hallac, Jeffrey Hallac, Keith Wellner and Marcel Herbst shall execute and deliver a three (3) year employment agreement with the Company in the form annexed hereto as Exhibits E-1 through Exhibit E-4;

(g)           The Company, A. Hallac (on behalf of the Hallac Group) and FNDM shall execute and deliver a counterpart of the Fifth Operating Agreement; and

(h)           A. Hallac, the Company, FNDM and PBC shall execute and deliver a counterpart of the Side Letter Agreement.

1.11   Required Broker Approvals; Broker Call.

(a)           From and after the Closing Date, the Company hereby agrees to use its reasonable best efforts to obtain the approval of any applicable Governmental Authority or SRO (as defined below) to the transfer of the PBC Broker Subsidiary Interests to FNDM as soon as commercially practicable following the Closing Date (the “Required Broker Approvals”).  The Company shall promptly deliver written notice to PBC and FNDM upon obtaining the Required Broker Approvals.

(b)           Subject to the terms of the Side Letter Agreement, at any time following the Company’s obtaining the Required Broker Approvals, FNDM shall have the right and option, but not the obligation (the “Broker Call”), exercisable by delivery of written notice to the Company and PBC (the “Broker Call Notice”), to cause PBC to sell the PBC Broker Subsidiary Interests to FNDM for $1,000 (the “Broker Call Purchase Price”).  The closing of the Broker Call shall occur no earlier than the fifth (5th) Business Day and no later than the tenth (10th) Business Day following the Company’s receipt of the Broker Call Notice (the “Broker Call Closing”).  At the Broker Call Closing, (i) FNDM shall wire a cash amount equal to the Broker Call Purchase Price to PBC in U.S. dollars and immediately available funds in accordance with the wire instructions of PBC previously delivered to FNDM or its designee, and (ii) the Company shall cause the Broker Subsidiary to affect the transfer of the PBC Broker Subsidiary Interests from PBC to FNDM or its designee on the books and records of the Broker Subsidiary.  If requested by FNDM in the Broker Call Notice, the Broker Subsidiary shall issue a certificate evidencing such transferred membership interests.

1.12           Certificated Interests.  From and after the Closing, all Membership Interests of the Company shall be evidenced by membership interest certificates of the Company and, for all purposes, shall be deemed to be certificated interests.

1.13           Defined Terms Used in This Agreement.  In addition to the terms defined above and elsewhere in this Agreement, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

“Advisory Subsidiaries” means the collective reference to Weston Capital Asset Management LLC, Weston Capital Advisors UK, Weston-Atlas Advisers LTD., Weston-Partners Advisers LTD., and Weston Capital Asset Management LTD. that are Subsidiaries of Weston.

“Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including, without limitation, any existing or former partner, officer, director, manager or member of such Person and any venture capital or hedge fund now or hereafter existing that is controlled by or under common control with one or more general partners or managing members of, or shares the same management company with, such Person.

“Applicable Law” means any foreign, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority, as amended unless expressly specified otherwise.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to remain closed.

“Company Group” means the collective reference to the Company, the Advisory Subsidiaries, the Investment Funds and the Broker Subsidiary.

“Company Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, or results of operations of the Company Group, when taken as a combined whole; provided, however, that any event, condition, change, occurrence or development of a state of circumstances that (A) arises out of general political, economic or market conditions or general changes or developments in the financial markets generally, (B) results from or is caused by acts of terrorism or war (whether or not declared) or natural disasters occurring after the date hereof, (C) (C) arises out of, result from or relate to the transactions contemplated by this Agreement or the announcement or performance thereof, (D) results from changes in any applicable accounting regulations or principles or the interpretations thereof, (E) results from any action or delay of failure to act by any Governmental Authority, (F) results from any material acts or omissions of any Member or (G) results from any change in Applicable Laws, shall not be deemed a Company Material Adverse Effect.

“Existing Members Interests” means the issued and outstanding Membership Interests issued to the Members.

“Fund Class A Common Stock” means the shares of Class A common stock, $0.001 par value per share, of FNDM.

“Fund Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, or results of operations of FNDM and its Subsidiaries, when taken as a consolidated whole; provided, however, that any event, condition, change, occurrence or development of a state of circumstances that that occurs following the Closing Date which (A) arises out of general political, economic or market conditions or general changes or developments in the financial markets generally, (B) results from or is caused by acts of terrorism or war (whether or not declared) or natural disasters occurring after the date hereof, (C) results from changes in any applicable accounting regulations or principles or the interpretations thereof, (D) results from any material acts or omissions of any Member (other than FNDM) or (E) results from any change in Applicable Laws, shall not be deemed a Fund Material Adverse Effect.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local, governmental authority, department, court, agency or official, including any political subdivision thereof.

“Investment Funds” means the collective reference to Wimbledon HDN Fund L.P., Wimbledon Fund L.P., Weston Capital Partners Fund II LLC, Wimbledon HDN Fund QP L.P., Wimbledon Fund SPC, Wimbledon Financing Master Fund Ltd., and Wimbledon Real Estate Financing Master Fund Ltd., all private investment funds sponsored directly or indirectly through the Advisory Subsidiaries.

 “Knowledge”, including the phrase “to the Company’s knowledge,” means the actual knowledge of A. Hallac, Jeffrey Hallac and Keith Wellner.

“Made Available” means made all written and electronic information and data available for review by the Members and their representatives in true and complete form during the period that commenced October 16, 2009 through and including the Closing, and true complete copies of which information and data shall be archived and maintained by the Company until the third anniversary of the Closing.

“Note Shares” means the Fund Class A Common Stock issuable upon conversion of the Reset Note.

 “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

 “Securities” means the collective reference to the Membership Interests, the Warrant, the Warrant Shares, the Reset Note and the Note Shares.

“Side Letter Agreement” means that certain letter agreement, dated as of the date hereof by and among PBC, the Company, A. Hallac, and FNDM.

“SRO” means any self-regulatory organization with authority over the Broker Subsidiary or its business, including, without limitation, FINRA.

“Subsidiary” means, when used with reference to any Person, any corporation, partnership, limited liability company, joint venture, stock company or other entity of which such Person (either acting alone or together with its other Subsidiaries), directly or indirectly, owns or has the power to vote or to exercise a controlling influence with respect to 50% of more of the capital stock or other voting interests, the holders of which are entitled to vote for the election of a majority of the board of directors or any similar governing body of such corporation, partnership, limited liability company, joint venture, stock company or other entity.

“Warrant Shares” shall mean the shares of Fund Class A Common Stock issuable upon exercise of the Warrant.

2.   REPRESENTATIONS AND WARRANTIES

(a) Company Representations.  The Company hereby represents and warrants to each Member that, except as set forth on the Disclosure Schedule attached hereto as Schedule I (the “Disclosure Schedule”), which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and complete as of the date hereof and as of the Closing Date.  The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Section 2(a), and the disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Section 2(a) only to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

(i) Capitalization.

(1) The authorized capital of the Company consists, immediately prior to the Closing of 10,000 Membership Interests, which includes 7,500 Membership Interests entitled to a common return and 2,500 Membership Interests entitled to a preferred return, in each case, as set forth on Schedule A to the Fourth Operating Agreement.  All of the outstanding Membership Interests have been duly authorized and were validly issued in compliance with all applicable federal and state securities laws.  The Company has issued vested Appreciation Units and unvested Appreciation Units pursuant to the Incentive Plan. On or before the Closing Date, or as soon thereafter as is practicable, all such Appreciation Units shall be cancelled and rendered null and void, and any obligations to the participants thereunder shall be the sole responsibility of the Hallac Group.

(2) The Existing Hallac Interests represent 75% of all Membership Interests as at the date hereof and immediately prior to the Closing; and the PBC Member Interests represent 25% of all Membership Interests as at the date hereof and immediately prior to the Closing.

(3) The Schedule of Members annexed hereto sets forth the pro forma capitalization of the Company immediately following the Closing and after giving effect to the transactions contemplated hereby including the number of Percentage Interests of the Company outstanding following the Spin-Off Transaction and the Transactions.

(4) Except as contemplated herein or in the Fifth Operating Agreement, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any Membership Interests or other ownership interest in the Company.

(ii) Organization and Qualification.  Each member of the Company Group is a Person duly organized, validly existing and in good standing under the laws of its state or country of formation, as set forth in the Disclosure Schedule, and has all requisite power and authority to carry on its business as presently conducted and as proposed to be conducted.  Each member of the Company Group is duly qualified to transact business and is in good standing in each jurisdiction specified on the Disclosure Schedule.  The Company has not failed to qualify to transact business in any jurisdiction in which the failure to so qualify would have a Company Material Adverse Effect.

(iii) Authorization; Enforcement; Validity.  All action required to be taken by the Board (as defined in the Fourth Operating Agreement) and the Members, including obtaining all properly authorized consents, in order to authorize the Company (A) to enter into this Agreement and each of the other agreements entered into by the parties hereto in connection with the transactions contemplated by this Agreement (collectively, the “Transaction Documents”), (B) to consummate the Spin-Off Transaction and the Transactions, has been taken or will be taken prior to the Closing.  All action on the part of the officers of the Company necessary for the execution and delivery of the Transaction Documents, the performance of all obligations of the Company under the Transaction Documents to be performed as of the Closing, and the consummation of the Spin-Off Transaction and the Transactions, has been taken or will be taken prior to the Closing.  Each of the Transaction Documents and the Fifth Operating Agreement, when executed and delivered by the Company, shall constitute, valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (A) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (B) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies (such exceptions in clauses (A) and (B), the “Enforceability Exceptions”).

(iv) Valid Issuance of Securities.  The Additional Purchased Membership Interest, when issued and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued and free of restrictions on transfer other than restrictions on transfer under this Agreement and the Fifth Operating Agreement, Applicable Law and Liens (as defined below) created by or imposed by FNDM.  Assuming the accuracy of the representations of FNDM in Section 2(c) and subject to the filings described in Section 2(a)(vii), the Additional Purchased Membership Interest will be issued in compliance with all Applicable Laws.

(v) Compliance With Other Instruments.  Except as set forth in the Disclosure Schedule, no member of the Company Group is in material violation of or material default under (A) as to the Company, any provisions of the Fourth Operating Agreement, and as to other members of the Company Group their respective organizational documents, (B) any instrument, judgment, order, writ or decree, (C) any note, indenture or mortgage, or (D) any lease, agreement, contract or purchase order to which it is a party or by which it is bound, or, to the Company’s Knowledge, of any provision of any Applicable Law, the default or violation of any one or more of the preceding clauses (A) through (D) would have a Company Material Adverse Effect.  The execution, delivery and performance of the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (y) a material default under any such provision, instrument, judgment, order, writ, decree, contract or agreement binding upon the Company and to the Company’s Knowledge, other members of the Company Group, or to which the Company and to the Company’s Knowledge, other members of the Company Group are subject, or (z) an event which results in the creation of any lien, charge or encumbrance of any kind or description (collectively, “Lien”) upon any material assets of the Company Group, or any member thereof, or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company Group, individually or as a combined whole.

(vi) No Conflicts.  Except as set forth in the Disclosure Schedule, the execution, delivery and performance of the Transaction Documents and the Fifth Operating Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby will not (A) result in a violation of the Fourth Operating Agreement or (B) conflict with, or constitute a material default (or an event which with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company, or to the Company’s Knowledge, any other member of the Company Group, is a party, or (C) result in a material violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or the Company Group, or by which any property or asset of the Company or the Company Group is bound or affected.

(vii) Consents.  Assuming the accuracy of the representations made by the Members in Sections 2(b) and 2(d) of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, except for filings pursuant to Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws, which have been made or will be made in a timely manner.  All consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected or will be obtained or effected on or prior to the Closing Date, and the Company is unaware of any facts or circumstances which might prevent the Company from obtaining or effecting any of the registration, application or filings pursuant to the preceding sentence.

(viii) Absence of Litigation.  Except as set forth in the Disclosure Schedule, there is no material claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or, to the Company’s Knowledge, currently threatened (A) against the Company, any other member of the Company Group, or any officer or director of the Company, (B) that questions the validity of the Transaction Documents and the Fifth Operating Agreement or the right of the Company to enter into this Agreement or to otherwise consummate the transactions contemplated by the Transaction Documents and the Fifth Operating Agreement, or (C) that would reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

(ix) Information Made Available.  The Company has Made Available to a representative designated by FNDM all electronic and written business and financial information and data concerning the Advisory Subsidiaries, the Investment Funds, and the Broker Subsidiary, including, without limitation, all (A) all assets under management by the Advisory Subsidiaries, (B) all investments made by the Investment Funds, and (C) other information and data that has been requested by FNDM.

(x) No Brokers.  The Company is not a party to or in any way obligated to make any payment relating to, any contract or outstanding claim for the payment of any broker’s or finder’s fee in connection with the origin, negotiation, execution or performance of this Agreement or the transactions contemplated hereby hereunder

(b) Hallac Member Representations.  Each Hallac Member hereby represents and warrants to the Company and each other Hallac Member, severally and not jointly, as of the date hereof and as of the Closing Date:

(i) Authorization.  Such Hallac Member has full power and authority to enter into the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby.  Each of the Transaction Documents to which it is a party constitutes a valid and legally binding obligation of such Hallac Member, enforceable in accordance with their terms, except as limited by the Enforceability Exceptions.

(ii) Disclosure of Information.  Such Hallac Member has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the transactions contemplated hereby with the Company’s management and has had an opportunity to review the Company’s facilities.  The foregoing, however, does not limit or modify the representations and warranties of the Company contained in Section 2(a) or the right of such Hallac Members to rely thereon.

(iii) Purchased Members Interests.  Such Hallac Member, to the extent such Hallac Member is selling Purchased Members Interests hereunder, is the sole record and beneficial owner of the Purchased Members Interests to be sold by it pursuant to this Agreement and owns such shares free from all taxes, Liens and claims of every kind and description.  Except as set forth in the Fourth Operating Agreement, there are no outstanding rights, options, subscriptions or other agreements or commitments obligating such Hallac Member to sell or transfer any of its Purchased Members Interests and the Purchased Members Interests are not subject to any lock-up or other restriction on their transfer or on the ability of such Hallac Member to sell or transfer the applicable Purchased Members Interests.

(iv) Restricted Securities.  Such Hallac Member understands that the Securities have not been and will not be registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Hallac Member’s representations as expressed herein.  Such Hallac Member understands that the Securities are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, such Hallac Member must hold the Securities indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available.  Such Hallac Member acknowledges that neither the Company nor, with respect to the Warrant and the Warrant Shares, FNDM, has any obligation to register or qualify the Securities, or any securities into which the Securities may be converted, exchanged or exercised, for resale except as set forth in the Fifth Operating Agreement.  Such Hallac Member further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements, including, but not limited to, the time and manner of sale, the holding period for the Securities, and on requirements relating to the Company or, with respect to the Warrant and the Warrant Shares, FNDM, which are outside of such Hallac Member’s control, and which the Company or, with respect to the Warrant and the Warrant Shares, FNDM, is under no obligation and may not be able to satisfy.

(v) No Public Market.  Such Hallac Member understands that no public market now exists for the Warrant, and that neither the Company nor, with respect to the Warrant, FNDM, has made no assurances that a public market will ever exist for the Securities (other than the Warrant Shares and the Note Shares).

(vi) Legends.  Such Hallac Member understands that the Percentage Interests and any Securities issued in respect of or in exchange or upon conversion for the Percentage Interests may bear one or all of the following legends:

(1) “THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF.  NO INTEREST IN THESE SECURITIES MAY BE SOLD, DISTRIBUTED, ASSIGNED, OFFERED, PLEDGED, OR OTHERWISE TRANSFERRED UNLESS (A) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT COVERING ANY SUCH TRANSACTION INVOLVING THESE SECURITIES, (B) THE COMPANY RECEIVES AN OPINION OF LEGAL COUNSEL IN A FORM REASONABLY SATISFACTORY TO THE COMPANY STATING THAT SUCH TRANSACTION IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR (C) THE COMPANY OTHERWISE SATISFIES ITSELF THAT SUCH TRANSACTION IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.”

(2) Any legend required by the securities laws of any state to the extent such laws are applicable to the Securities represented by the certificate so legended.

The legends set forth above shall be removed and the Company (with respect to any Percentage Interests, or Securities issued in respect of or in exchange or upon conversion thereof) shall issue a certificate without such legend to the holder of the Percentage Interests upon which it is stamped or issue to such holder by electronic delivery at the applicable balance account at The Depository Trust Company (“DTC”), if, unless otherwise required by state securities laws, (i) such Percentage Interests or Securities issued in respect of or in exchange or upon conversion thereof are registered for resale under the Securities Act, (ii) in connection with a sale, assignment or other transfer, such holder provides the Company or FNDM, as applicable, with an opinion of counsel reasonably satisfactory to the Company or FNDM, as applicable, in a generally acceptable form, to the effect that such sale, assignment or transfer of the Percentage Interests or Securities issued in respect of or in exchange or upon conversion thereof may be made without registration under the applicable requirements of the Securities Act and that such legend is no longer required, or (iii) such holder provides the Company or FNDM, as applicable, with reasonable assurance that the Percentage Interests or Securities issued in respect of or in exchange or upon conversion thereof can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A of the Securities Act (or a successor rule thereto).  The Company or FNDM, as applicable, shall be responsible for the fees of its transfer agent and all DTC fees associated with such issuance.

(c) FNDM Representations.  FNDM hereby represents and warrants to the Company and each Member that, except as set forth on the disclosure schedule attached hereto as Schedule II (the “Fund Disclosure Schedule”), which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and complete as of the date hereof and as of the Closing Date.  The Fund Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Section 2(c), and the disclosures in any section or subsection of the Fund Disclosure Schedule shall qualify other sections and subsections in this Section 2(c) only to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

(i) SEC Documents; Financial Statements.  Except as disclosed in the Fund Disclosure Schedule, during the two (2) years prior to the date hereof, FNDM has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission (the “SEC”) pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”).  FNDM has delivered to PBC and the Hallac Members or their respective representatives true, correct and complete copies of the SEC Documents not available on the EDGAR system.  As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  As of their respective dates, the financial statements of FNDM included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.  Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of FNDM as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(ii) Equity Capitalization.  As of the date hereof, the authorized, issued and outstanding share of capital stock of FNDM is set forth on the Fund Disclosure Schedule.  Except as set forth in the Fund Disclosure Schedule (i) no shares are reserved for issuance pursuant to FNDM’s stock option and purchase plans and no shares are reserved for issuance pursuant to securities (other than the Warrant and as may be required under the Reset Note) exercisable or exchangeable for, or convertible into, shares of Fund Common Stock and (ii) all of such outstanding shares have been, or upon issuance will be, validly issued and are fully paid and nonassessable.  Except as specified on the Fund Disclosure Schedule: (i) none of FNDM’s capital stock is subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by FNDM; (ii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any capital stock of FNDM or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which FNDM or any of its Subsidiaries is or may become bound to issue additional capital stock of FNDM or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any capital stock of FNDM or any of its Subsidiaries; (iii) there are no outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing indebtedness of FNDM or any of its Subsidiaries or by which FNDM or any of its Subsidiaries is or may become bound; (iv) there are no financing statements securing obligations in any material amounts, either singly or in the aggregate, filed in connection with FNDM or any of its Subsidiaries; (v) there are no agreements or arrangements under which FNDM or any of its Subsidiaries is obligated to register the sale of any of their securities under the Securities Act; (vi) there are no outstanding securities or instruments of FNDM or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which FNDM or any of its Subsidiaries is or may become bound to redeem a security of FNDM or any of its Subsidiaries; (vii) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Warrant or the Warrant Shares; (viii) FNDM does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement; and (ix) FNDM and its Subsidiaries have no liabilities or obligations required to be disclosed in the SEC Documents but not so disclosed in the SEC Documents, other than those incurred in the ordinary course of FNDM’s or its Subsidiaries’ respective businesses and which, individually or in the aggregate, do not or would not have a Fund Material Adverse Effect.  FNDM has furnished to PBC and the Hallac Members true, correct and complete copies of FNDM’s Certificate of Incorporation, as amended and as in effect on the date hereof (the “Certificate of Incorporation”), and FNDM’s Bylaws, as amended and as in effect on the date hereof (the “Bylaws”), and the terms of all securities convertible into, or exercisable or exchangeable for, shares of Fund Common Stock and the material rights of the holders thereof in respect thereto.

(iii) Organization, Qualification and Authorization.  FNDM is a corporation company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted.  FNDM has not failed to qualify to transact business in any jurisdiction in which the failure to so qualify would have a Fund Material Adverse Effect.  FNDM has full power and authority to enter into the Transaction Documents to which it is a party and the Fifth Operating Agreement and to consummate the transactions contemplated hereby.  Each of the Transaction Documents to which it is a party the Fifth Operating Agreement constitutes a valid and legally binding obligation of FNDM, enforceable in accordance with their terms, except as limited by the Enforceability Exceptions.

(iv) Issuance of Securities.  The Securities are duly authorized and, upon issuance in accordance with the terms hereof, shall be validly issued and free from all taxes, liens and charges with respect to the issue thereof.  Upon exercise in accordance with the Warrant or conversion in connection with the Reset Note, each of the Warrant Shares and the Note Shares will be validly issued, fully paid and non-assessable and free from all preemptive or similar rights, taxes, liens and charges with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Fund Class A Common Stock.  Subject to the accuracy of the representations of the Hallac Members set forth in Section 2(b) above, the offer and issuance by FNDM of the Note is exempt from registration under the Securities Act.  Subject to the accuracy of the representations of PBC set forth in Section 2(d) below, the offer and issuance by FNDM of the Warrant is exempt from registration under the Securities Act and applicable state securities laws.

(v) Compliance With Other Instruments.  Except as set forth in the Fund Disclosure Schedule, FNDM is not in violation of or default under (A) any provisions of its Certificate of Incorporation or Bylaws, (B) any instrument, judgment, order, writ or decree, (C) any note, indenture or mortgage, or (D) any lease, agreement, contract or purchase order to which it is a party or by which it is bound, or, to its knowledge, of any provision of any Applicable Law; the violation of or default under any of which would have a Fund Material Adverse Effect.  The execution, delivery and performance of the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (y) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement or (z) an event which results in the creation of any Lien, upon any material assets of FNDM or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to FNDM.

(vi) No Conflicts.  The execution, delivery and performance of the Transaction Documents by FNDM and the consummation by FNDM of the transactions contemplated hereby and thereby will not (A) result in a violation of its Certificate of Incorporation or Bylaws or (B) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which FNDM is a party, or (C) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to FNDM or by which any property or asset of FNDM is bound or affected.

(vii) Consents.  Assuming the accuracy of the representations made by the Hallac Members and PBC in Sections 2(b) and 2(d), respectively, of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of FNDM in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, except for filings pursuant to Regulation D of the Securities Act, and applicable state securities laws, which have been made or will be made in a timely manner.  All consents, authorizations, orders, filings and registrations which FNDM is required to obtain pursuant to the preceding sentence have been obtained or effected or will be obtained or effected on or prior to the Closing Date, and FNDM and is unaware of any facts or circumstances which might prevent FNDM from obtaining or effecting any of the registration, application or filings pursuant to the preceding sentence.

(viii) Absence of Litigation.  Except as set forth in the Fund Disclosure Schedule, there is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or, to FNDM’s knowledge, currently threatened (A) against FNDM or any officer or director of FNDM, (B) that questions the validity of the Transaction Documents or the right of FNDM to enter into this Agreement or to otherwise consummate the transactions contemplated by the Transaction Documents; or (C) that would reasonably be expected to have, either individually or in the aggregate, a Fund Material Adverse Effect.

(ix) No Brokers.  FNDM is not a party to or in any way obligated to make any payment relating to, any contract or outstanding claim for the payment of any broker’s or finder’s fee in connection with the origin, negotiation, execution or performance of this Agreement or the transactions contemplated hereby hereunder.

(x) Sarbanes-Oxley Act.  FNDM is in compliance in all material respects with all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof, except where such noncompliance would not have, individually or in the aggregate, a Fund Material Adverse Effect.

(d) PBC Representations.  PBC hereby represents and warrants to the FNDM as of the date hereof and as of the Closing Date:

(i) Authorization.  PBC has full power and authority to enter into the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby.  Each of the Transaction Documents to which it is a party constitutes a valid and legally binding obligation of PBC, enforceable in accordance with their terms, except as limited by the Enforceability Exceptions.

(ii) Disclosure of Information.  PBC has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the transactions contemplated hereby with the Company’s management and has had an opportunity to review the Company’s facilities.  The foregoing, however, does not limit or modify the representations and warranties of the Company contained in Section 2(a) or the right of PBC to rely thereon.

(iii) Purchased Members Interests.  PBC is the sole record and beneficial owner of the PBC Member Interests to be sold by it pursuant to this Agreement and owns such interests free from all taxes, Liens and claims of every kind and description.  Except as set forth in the Fourth Operating Agreement, there are no outstanding rights, options, subscriptions or other agreements or commitments obligating PBC to sell or transfer any of the PBC Member Interests and the PBC Member Interests are not subject to any lock-up or other restriction on their transfer or on the ability of PBC to sell or transfer the PBC Member Interests.

(iv) Restricted Securities.  PBC understands that the Warrant has not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of PBC’s representations as expressed herein.  PBC understands that the Warrant is a “restricted security” under applicable U.S. federal and state securities laws and that, pursuant to these laws, PBC must hold the Warrant indefinitely unless it is registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available.  PBC acknowledges that FNDM does not have any obligation to register or qualify the Warrant, for resale except as set forth in the Warrant.  PBC further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements, including, but not limited to, the time and manner of sale, the holding period for the Warrant, and on requirements relating to FNDM with respect to the Warrant, which are outside of PBC’s control, and which FNDM, with respect to the Warrant, is under no obligation and may not be able to satisfy.

(v) Legends.  PBC understands that the Warrant may bear one or all of the following legends:

(1) “THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF.  NO INTEREST IN THESE SECURITIES MAY BE SOLD, DISTRIBUTED, ASSIGNED, OFFERED, PLEDGED, OR OTHERWISE TRANSFERRED UNLESS (A) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT COVERING ANY SUCH TRANSACTION INVOLVING THESE SECURITIES, (B) FNDM RECEIVES AN OPINION OF LEGAL COUNSEL IN A FORM REASONABLY SATISFACTORY TO FNDM STATING THAT SUCH TRANSACTION IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR (C) FNDM OTHERWISE SATISFIES ITSELF THAT SUCH TRANSACTION IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.”

(2) Any legend required by the securities laws of any state to the extent such laws are applicable to the Securities represented by the certificate so legended.

The legends set forth above shall be removed and FNDM (with respect to any Warrant) shall issue a certificate without such legend to the holder of the Securities (other than the Warrant Shares) upon which it is stamped or issue to such holder by electronic delivery at the applicable balance account at DTC, if, unless otherwise required by state securities laws, (i) such Securities (other than the Warrant Shares) are registered for resale under the Securities Act, (ii) in connection with a sale, assignment or other transfer, such holder provides FNDM, with an opinion of counsel reasonably satisfactory to FNDM, in a generally acceptable form, to the effect that such sale, assignment or transfer of the Securities (other than the Warrant Shares) may be made without registration under the applicable requirements of the Securities Act and that such legend is no longer required, or (iii) such holder provides FNDM with reasonable assurance that the Securities (other than the Warrant Shares) can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A of the Securities Act (or a successor rule thereto).  FNDM shall be responsible for the fees of its transfer agent and all DTC fees associated with such issuance.

3.   COVENANTS OF THE PARTIES.

The following covenants and agreements are hereby made by the Party or Parties indicated below in this Section 3.

(a) FNDM Financial Information.  FNDM agrees to send the following to the holder of the Warrant and the Reset Note (i) unless the following are filed with the SEC through EDGAR and are available to the public through the EDGAR system, within one (1) Business Day after the filing thereof with the SEC, a copy of its Annual Report on Form 10-K, any interim reports or any consolidated balance sheets, income statements, stockholders’ equity statements and/or cash flow statements for any period other than annual, any Current Reports on Form 8-K and any registration statements (other than on Form S-8) or amendments filed pursuant to the Securities Act, (ii) on the same day as the release thereof, facsimile or e-mailed copies of all press releases issued by FNDM or any of its Subsidiaries, and (iii) copies of any notices and other information made available or given to the stockholders of FNDM generally, contemporaneously with the making available or giving thereof to the stockholders.

(b) Company Group Financial Information.   The Company agrees to provide to FNDM (i) within 30 days following the end of each month, copies of all monthly financial statements (statements of operations and statement of cash flows) prepared by or available to the Company and all monthly financial reports provided to the Company by each other member of the Company Group, (ii) within three (3) Business Days of receipt by the Company, copies of all notices of redemption of Members in the Investment Funds or written claims or demands asserted by any Members or account beneficiaries against any Advisory Subsidiary of Investment Fund, (iii) within 35 days following the end of each fiscal quarter, unaudited balance sheet, statement of operations and statement of cash flows of the Company, the Advisory Subsidiaries and the Broker Subsidiary Group, all of which shall have been reviewed by an independent auditing firm which is certified by the Public Company Accounting Oversight Board (“PCAOB”), and (iv) within 75 days following the end of each fiscal year, audited balance sheet, statement of operations and statement of cash flows of the Company, the Advisory Subsidiaries and the Broker Subsidiary Group, all of which shall have been audited in accordance with generally accepted accounting principles by an independent auditing firm which is certified by the PCAOB.

(c) Listing.  So long as any Warrant or the Reset Note remains outstanding, or any Warrant Shares or Note Shares are beneficially owned by PBC or any of the Hallac Members, respectively, FNDM shall promptly secure the listing of all of the Warrant Shares and Note Shares upon each national securities exchange and automated quotation system, if any, upon which the Fund Class A Common Stock is then listed (subject to official notice of issuance) (the principal nation securities exchange or automated quotation system in which the Fund Class A Common Stock is then listed, the "Principal Market") and shall maintain such listing of all Warrant Shares and Note Shares from time to time issuable under the terms of the Transaction Documents.  So long as the Warrant or the Reset Note remains outstanding, or any Warrant Shares or Notes Shares are beneficially owned by any of PBC or the Hallac Members, respectively, FNDM shall maintain the Fund Class A Common Stock's authorization for quotation on the Principal Market.  So long as the Warrant or the Reset Note, remains outstanding, or any Warrant Shares or any Note Shares are beneficially owned by PBC or the Hallac Members, respectively, neither FNDM nor any of its Subsidiaries shall take any action which would be reasonably expected to result in the delisting or suspension of the Fund Class A Common Stock on the Principal Market.  FNDM shall pay all fees and expenses in connection with satisfying its obligations under this Section 3(c).

(d) Disclosure of Transactions and Other Material Information.  On or before 8:30 a.m., New York Time, on the Third Business Day following the date of this Agreement, FNDM shall file a Current Report on Form 8-K describing the terms of the transactions contemplated by the Transaction Documents in the form required by the 1934 Act and attaching the material Transaction Documents (including, without limitation, this Agreement and the form of Warrant and Reset Note as exhibits to such filing (including all attachments, the "8-K Filing").  From and after the filing of the 8-K Filing with the SEC, no holder of Warrant or the Reset Note shall be in possession of any material, nonpublic information received from FNDM, any of its Subsidiaries or any of their respective officers, directors, employees or agents, that is not disclosed in the 8-K Filing.  FNDM shall not, and shall cause each of its Subsidiaries and its and each of their respective officers, directors, employees and agents, not to, provide any holder of Warrant with any material, nonpublic information regarding FNDM or any of its Subsidiaries from and after the filing of the 8-K Filing with the SEC without the express written consent of such holder of Warrant.  In the event of a breach of the foregoing covenant by FNDM, any of its Subsidiaries, or any of their respective officers, directors, employees and agents, in addition to any other remedy provided herein or in the Transaction Documents, a holder of Warrant shall have the right to make a public disclosure, in the form of a press release, public advertisement or otherwise, of such material, nonpublic information without the prior approval by FNDM, its Subsidiaries, or any of their respective officers, directors, employees or agents.  No holder of Warrant shall have any liability to FNDM, its Subsidiaries, or any of its or their respective officers, directors, employees, stockholders or agents for any such disclosure.  Subject to the foregoing, neither FNDM, its Subsidiaries nor any holder of Warrant shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that FNDM shall be entitled, without the prior approval of any holder of Warrant, to make any press release or other public disclosure with respect to such transactions (i) in substantial conformity with the 8-K Filing and contemporaneously therewith and (ii) as is required by applicable law and regulations (provided that in the case of clause (i) each holder of Warrant shall be consulted by FNDM in connection with any such press release or other public disclosure prior to its release).

(e) Reservation of Shares.  So long as any holder of Warrant or the Reset Note directly or indirectly owns any Securities, FNDM shall take all action necessary to at all times have authorized, and reserved for the purpose of issuance, no less than 100% of the number of shares of Fund Class A Common Stock issuable upon exercise of the Warrant or upon conversion of the Reset Note then outstanding (without taking into account any limitations exercise of the Warrant set forth in the Warrant).

(f) Register.  FNDM shall maintain at its principal executive offices (or such other office or agency of FNDM as it may designate by notice to each holder of Warrant), a register for the Warrant in which FNDM shall record the name and address of the Person in whose name the Warrant have been issued (including the name and address of each transferee), the Warrant Shares issuable upon exercise of the Warrant, held by such Person.  FNDM shall keep the register open and available at all times during business hours for inspection of any holder of Warrant or its legal representatives.

(g) Transfer Agent Instructions.

(i) FNDM shall issue irrevocable instructions to its transfer agent, and any subsequent transfer agent, to issue certificates or credit shares to the applicable balance accounts at DTC, registered in the name of each holder of the Warrant or Reset Note or their respective nominee(s), for the number of Warrant Shares or Note Shares issuable upon exercise of the Warrant or conversion of the Reset Note, as the case may be, as specified from time to time by each holder of Warrant to FNDM upon exercise of the Warrant or as specified by each holder of the Reset Note to FNDM upon conversion of the Reset Note, as the case may be.

(ii) If FNDM shall fail for any reason (or for no reason) to issue to a Warrant holder or a holder of the Reset Note unlegended certificates or credit such holder's balance account with DTC for the number of shares of Fund Class A Common Stock to which such holder is entitled within three (3) Trading Days of receipt of documents necessary for the removal of legend set forth in Section 2(b)(vi) above (the "Deadline Date"), then, in addition to all other remedies available to any such holder, if on or after such Trading Day, the holder purchases (in an open market transaction or otherwise) shares of Fund Class A Common Stock to deliver in satisfaction of a sale by the holder of shares of Fund Class A Common Stock that the holder anticipated receiving from FNDM (a "Buy-In"), then FNDM shall, within three (3) Trading Days after the holder's request and in the holder's discretion, either (i) pay cash to the holder in an amount equal to the holder's total purchase price (including brokerage commissions, if any) for the shares of Fund Class A Common Stock so purchased (the "Buy-In Price"), at which point FNDM's obligation to deliver such certificate (and to issue such shares of Fund Class A Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the holder a certificate or certificates representing such shares of Fund Class A Common Stock and pay cash to the holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Fund Class A Common Stock, times (B) the closing price of the Fund Class A Common Stock on the Deadline Date.

(iii) FNDM acknowledges that a breach by it of its obligations under this Section 3(g) will cause irreparable harm to a holder of the Warrant or the Reset Note.  Accordingly, FNDM acknowledges that the remedy at law for a breach of its obligations under this Section 3(g) will be inadequate and agrees, in the event of a breach or threatened breach by FNDM of the provisions of this Section 3(g), that a holder of the Securities shall be entitled, in addition to all other available remedies, to an order and/or injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

(h) Fifth Operating Agreement.   None of the Members nor the Company shall amend, restate, modify or in any other respect make any changes to the Fifth Operating Agreement, without in each case, the prior written consent of the FNDM Designees (as defined in Section 3(i) below) on the Board of Managers of the Company.

(i) Board of Managers.   For so long as any Principal Amount of the Reset Note shall be outstanding, any members of the Board of Managers designated by FNDM (the “FNDM Designees”) shall be reasonably acceptable to A. Hallac.  The remaining members of the Board of Managers shall be persons acceptable to the Hallac Members (the “Hallac Designees”).  Following Closing Date, the initial members of the Company Board of Managers shall be five (5) Persons, consisting of (A) A. Hallac, (B) Keith Wellner, (C) Joseph J. Bianco, (D) Gregory Webster and (E) Michael Hlavsa.  Messrs. A. Hallac and Keith Wellner are Hallac Designees and Messrs. Bianco, Webster and Hlavsa are the FNDM Designees.

4.   CONDITIONS TO THE COMPANY’S AND MEMBERS’ OBLIGATIONS AT THE CLOSING.

The obligations of each Member to consummate the transactions contemplated hereby to occur at the Closing are subject to the fulfillment to the satisfaction of the Members, on or before the Closing, of each of the following conditions, unless otherwise waived by the Members in their sole discretion:

(a) Transaction Documents. FNDM shall have executed each of the Transaction Documents and the Fifth Operating Agreement to which it is a party and delivered the same to the applicable Member and the Company, as applicable.

(b) Closing Payments and Deliveries. The Closing payments and deliveries of the executed Transaction Documents, the Fifth Operating Agreement, and the certificates and instruments contemplated by this Agreement shall have been duly made, executed and delivered by FNDM in a manner reasonably acceptable to the Hallac Members, PBC and their respective legal counsel.

(c) Representations and Warranties.  The representations and warranties of the FNDM contained in Section 2(c) shall be true and correct in all material respects as of the Closing, except that any such representations and warranties shall be true and correct in all respects where such representation and warranty is qualified with respect to materiality.

(d) Performance.  FNDM shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by FNDM on or before the Closing.

(e) Qualifications.  All authorizations, approvals or permits, if any, of any Governmental Authority or regulatory body of the United States or of any state that are required in connection with the FNDM’s lawful issuance of the Note and the Warrant pursuant to this Agreement shall be obtained and effective as of the Closing.

(f) FNDM Proceedings and Documents.  All corporate and other proceedings of FNDM in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to such Member, and such Member (or its counsel) shall have received all such counterpart original and certified or other copies of such documents as requested.

(g) FNDM Secretary’s Certificate.  FNDM shall have delivered to each Member a certificate, executed by the Secretary of FNDM and dated as of the Closing Date, as to (i) the resolutions consistent with Section 2(b)(iii) as adopted by the FNDM’s Board of Directors in a form reasonably acceptable to such Member, (ii) the Certificate of Incorporation as in effect at the Closing, (iii) the Bylaws as in effect at the Closing and (iv) the incumbency of the officers of FNDM who executed the Transaction Documents, the Fifth Operating Agreement and the Warrant.

(h) FNDM Capitalization Certificate.  FNDM shall have delivered to each Member a certificate executed by the Chief Executive Officer or Chief Financial Officer of FNDM certifying as to the (i) aggregate amount of outstanding indebtedness for borrowed money and (ii) number of shares of FNDM Series A Preferred Stock, FNDM Class A Common Stock and FNDM Class B Common Stock outstanding as of a date within five days of the Closing Date.  In lieu of such Capitalization Certificate, FNDM may include such information in the FNDM Disclosure Schedule referenced in Section 2(c)(ii) of this Agreement.

(i) Fund Common Stock and Principal Market.  The Fund Common Stock (I) shall be designated for quotation or listed on the Principal Market and (II) shall not have been suspended, as of the Closing Date, by the SEC or the Principal Market from trading on the Principal Market nor shall suspension by the SEC or the Principal Market have been threatened, as of the Closing Date.

(j) Spin-Off Transaction.  The Company shall have consummated the Spin-Off Transaction prior to the Closing.

5.    CONDITIONS OF FNDM’S OBLIGATIONS AT THE CLOSING.

The obligations of FNDM to consummate the transactions contemplated hereby to occur at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

(a) Transaction Documents.  Each Member and the Company shall have executed each of the Transaction Documents to which it is a party and the Fifth Operating Agreement, as applicable, and delivered the same to the Company.

(b) Closing Deliveries. The Closing deliveries of the executed Transaction Documents, the Fifth Operating Agreement and the certificates and instruments contemplated by this Agreement shall have been duly made, executed and delivered by the Company and each Member in a manner reasonably acceptable to FNDM and its legal counsel.

(c) Representations and Warranties.  The representations and warranties of the Company and the Members contained in Sections 2(a), 2(b) and 2(d) shall be true and correct in all material respects as of the Closing, except that any such representations and warranties shall be true and correct in all respects where such representation and warranty is qualified with respect to materiality.

(d) Performance.  The Company and each of the Members shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company and such Member(s) on or before the Closing.

(e) Qualifications.  All authorizations, approvals or permits, if any, of any Governmental Authority or regulatory body of the United States or of any state that are required in connection with the Company’s lawful issuance of its Securities and consummation of the transactions contemplated by this Agreement and the other Transaction Documents shall be obtained and effective as of the Closing.

(f) Proceedings and Documents.  All corporate and other proceedings of the Company and each of the Members in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to FNDM (or its counsel) shall have received all such counterpart original and certified or other copies of such documents as requested.

(g) Company Secretary’s Certificate.  FNDM shall have received from the Company a certificate, executed by the Secretary of the Company and dated as of the Closing Date, as to (i) the resolutions consistent with Section 2(a)(iii) as adopted by the Board of Managers of the Company in a form reasonably acceptable to FNDM, (ii) the Fifth Amended and Restated Operating Agreement, and (iii) the incumbency of the officers of the Company who executed this Agreement, the other Transaction Documents, and the Fifth Operating Agreement.

(h) PBC Officer’s Certificate.  FNDM shall have received from PBC a certificate, executed by an officer of PBC and dated as of the Closing Date, as to (i) the resolutions consistent with Section 2(d)(iii) as adopted by the Board of Managers of PBC in a form reasonably acceptable to FNDM and (ii) the incumbency of the officers of PBC who executed this Agreement and the other Transaction Documents.

6.   MISCELLANEOUS.

(a) Survival.  Unless otherwise expressly set forth to the contrary in this Agreement, all of the representations, warranties and covenants of the Company, FNDM and the Members contained in or made pursuant to this Agreement and all of their respective obligations to be performed under the terms hereof at, prior to, or after the Closing shall survive the execution and delivery of this Agreement and the Closing hereof.  The rights of the Parties to enforce the representations, warranties and covenants hereunder shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the applicable Party.

(b) Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns, including any purchasers of the Securities.  Notwithstanding the foregoing, the Company may not assign or otherwise transfer this Agreement without the prior written consent of FNDM and the Members holding at least a majority of the Existing Members Interests, except in connection with an assignment in whole to a successor to all or substantially all of the assets and business of the Company.  The rights of each Member under this Agreement may be assigned without the prior written consent of the Company, subject to Applicable Law; provided, however, that (y) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Securities with respect to which such rights are transferred and (z) such transferee agrees in writing to be bound by and subject to the terms and conditions of this Agreement and the Transaction Documents.

(c) Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of laws.

(d) Counterparts; Electronic Transmission.  This Agreement may be executed and delivered in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement, and any permitted amendments hereto, to the extent signed and delivered by means of a facsimile machine or by e-mail, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any party hereto, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties.  No Party hereto shall raise the use of a facsimile machine or e-mail to deliver a signature or the fact that any signature was transmitted or communicated through the use of facsimile machine or by e-mail as a defense to the formation of a contract and each party forever waives any such defense.

(e) Titles and Subtitles; Interpretation.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(f) Notices.  All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given:  (a) upon personal delivery to the party to be notified; (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and, if not so confirmed, then on the next business day; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) Business Day after deposit with a nationally recognized overnight courier, specifying next business day delivery, with written verification of receipt.  All communications shall be sent to the respective parties at their address as set forth in column (2) of the Schedule of Members with a copy (which shall not constitute notice) to their respective legal representatives, if any, as set forth in column (8) of the Schedule of Members, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 6(f).  The addresses and facsimile numbers for communications to the Company shall be:

Weston Capital Management, LLC
One North Clematis
Suite 510
West Palm Beach, FL 33401
Facsimile: ______________
Telephone: _____________
Attention: Keith D. Wellner

with a copy to:

Zukerman Gore Brandeis & Crossman, LLP
875 Third Ave
28th Floor
New York, NY 10022
Attention:  Clifford A. Brandeis
Telephone:  (212) 223-6700
Facsimile:  (212) 223-6433

(g) No Finder’s Fees.  Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with the transactions contemplated by this Agreement.  The Company agrees to indemnify and hold harmless each Member from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

(h) Fees and Expenses.  The Company, the Members, and FNDM shall each pay their own respective fees and expenses incurred in drafting, negotiating, executing and performing this Agreement.

(i) Amendments and Waivers.  Any term of this Agreement may be amended, terminated or waived only with the written consent of the Company, FNDM and Members holding at least a majority of the Existing Members Interests.  Any amendment or waiver effected in accordance with this Section 6(i) shall be binding upon the Members and each transferee of the Securities (or the securities issuable upon conversion, exchange or exercise thereof), each future holder of all such securities, and the Company.

(j) Severability.  If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties.  The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

(k) Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

(l) Entire Agreement.  This Agreement (including the Exhibits and the Disclosure Schedule hereto) and the other Transaction Documents constitute the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing among the parties are expressly canceled.

(m) Jurisdiction; Dispute Resolution.  The parties (i) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of New York and to the jurisdiction of the United States District Court for the Southern District of New York for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (ii) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of New York or the United States District Court for the Southern District of New York, and (iii) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

(n) Indemnification.

(i) In addition to any other rights or remedies to which Hallac Members may be entitled under this Agreement, the Company agrees to and will indemnify and hold harmless each Hallac Member and such Hallac Member’s respective successors, assigns, officers, directors, managers, partners, and members (individually and collectively, a “Hallac Member Indemnified Party”) from and against any and all losses, claims, actions, damages, costs, and expenses (including, without limitation, costs of investigation and defense, and reasonable attorneys’ fees and expenses) that the Hallac Member Indemnified Party may become subject to, arising out of or resulting from any misrepresentation, breach of representation, warranty, covenant or agreement on the part of the Company or its agents under this Agreement, or from any misrepresentation in, omission from, or breach of, any certificate or other instrument furnished or to be furnished to Hallac Members pursuant to this Agreement.

(ii) In addition to any other rights or remedies to which Hallac Members may be entitled under this Agreement, each Hallac Member (the “Indemnifying Party”) agrees to and will indemnify and hold harmless each other Hallac Member and the Company and such other Hallac Member’s and the Company’s respective successors, assigns, officers, directors, managers, partners, and members (individually and collectively, an “Other Hallac Indemnified Party”) from and against any and all losses, claims, actions, damages, costs, and expenses (including, without limitation, costs of investigation and defense, and reasonable attorneys’ fees and expenses) that the Other Hallac Indemnified Party may become subject to, arising out of or resulting from any misrepresentation, breach of representation, warranty, covenant or agreement on the part of the Indemnifying Party or its agents under this Agreement, or from any misrepresentation in, omission from, or breach of, any certificate or other instrument furnished or to be furnished to Hallac Members pursuant to this Agreement.

(iii) In addition to any other rights or remedies to which FNDM may be entitled under this Agreement, PBC agrees to and will indemnify and hold harmless FNDM and each of its successors, assigns, officers, directors, managers, partners, and members (individually and collectively, an “FNDM Indemnified Party”) from and against any and all losses, claims, actions, damages, costs, and expenses (including, without limitation, costs of investigation and defense, and reasonable attorneys’ fees and expenses) that the FNDM Indemnified Party may become subject to, arising out of or resulting from any misrepresentation, breach of representation, warranty, covenant or agreement on the part of PBC or its agents under this Agreement, or from any misrepresentation in, omission from, or breach of, any certificate or other instrument furnished or to be furnished to FNDM pursuant to this Agreement.

(iv) In addition to any other rights or remedies to which PBC may be entitled under this Agreement, FNDM agrees to and will indemnify and hold harmless PBC and each of its successors, assigns, officers, directors, managers, partners, and members (individually and collectively, a “PBC Indemnified Party”) from and against any and all losses, claims, actions, damages, costs, and expenses (including, without limitation, costs of investigation and defense, and reasonable attorneys’ fees and expenses) that the PBC Indemnified Party may become subject to, arising out of or resulting from any misrepresentation, breach of representation, warranty, covenant or agreement on the part of FNDM or its agents under this Agreement, or from any misrepresentation in, omission from, or breach of, any certificate or other instrument furnished or to be furnished to PBC pursuant to this Agreement.

(o) Publicity. The Company and Purchaser shall consult with the Members in issuing any press releases or otherwise making public statements or filings and other communications with respect to the transactions contemplated hereby, and none of the Parties shall issue any such press release or otherwise make any such public statement, filing or other communication without the prior consultation with the other Parties, except if such disclosure is required by law, in which case the disclosing Party shall promptly provide the other Parties with prior notice of such public statement, filing or other communication. Notwithstanding the foregoing, neither the Company nor Purchaser shall publicly disclose the name of any Member or include the name of any Member, without the prior written consent of such Member in any other press release or public statement or filing, except to the extent the Company and Purchaser have been advised by its counsel that such disclosure is required by law, in which case the Company and Purchaser shall provide such Member with prior notice of such disclosure.

(p) No Third-Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

(q) Further Assurances.  Each Party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other Party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(r) No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

(s) Termination.  In the event that the Closing shall not have occurred with respect to a Member on or before five (5) Business Days from the date hereof due to the Company’s or a Member’s failure to satisfy the conditions set forth in Sections 4 and Section 5 above (and the non-breaching Party’s failure to waive such unsatisfied condition(s)), the non-breaching Party shall have the option to terminate this Agreement with respect to such breaching party at the close of business on such date without liability of any Party to any other Party.

 [Signature Page Follows]

IN WITNESS WHEREOF, the each of the Parties has caused its respective signature page to this Restructuring Agreement to be duly executed as of the date first written above.

COMPANY:

WESTON CAPITAL MANAGEMENT, LLC

Date: March 29, 2010	By:	/s/ Albert Hallac
Name: Albert Hallac
Title: Manager and Member

[Signature Page to Restructuring Agreement]

IN WITNESS WHEREOF, the each of the Parties has caused its respective signature page to this Restructuring Agreement to be duly executed as of the date first written above.

HALLAC MEMBERS:

/s/ Albert Hallac_____________________
ALBERT HALLAC

/s/ Mitzi Hallac Liotta_________________
MITZI HALLAC LIOTTA

/s/ Joanna Hallac_____________________
JOANNA HALLAC

/s/ Jeffrey Hallac_____________________
JEFFREY HALLAC

/s/ Russell Hallac_____________________
RUSSELL HALLAC

/s/ Victor Elmaleh_____________________
VICTOR ELMALEH

[Signature Page to Restructuring Agreement]

IN WITNESS WHEREOF, the each of the Parties has caused its respective signature page to this Restructuring Agreement to be duly executed as of the date first written above.

FNDM:

FUND.COM, INC.

By:	/s/ Gregory Webster_________________
Name: Gregory Webster
Title:Chief Executive Officer

[Signature Page to Restructuring Agreement]

PBC:

PBC-WESTON HOLDINGS, LLC

By:	/s/ Nathan S. Ward___________________
Nathan S. Ward, Manager

[Signature Page to Restructuring Agreement]

Schedule of Members

(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)
Buyer	Address and Facsimile Number	Aggregate Percentage Interests to be Sold or Purchased	Aggregate Principal Amount of Reset Note Retained	Percentage of Warrant and Warrant Shares	Broker Subsidiary Membership Interests Received in Spin Off	Purchase Price Received	Legal Representative's Address and Facsimile Number
PBC-Weston Holdings, LLC	505 S. Flagler Drive Suite 1400 West Palm Beach, FL 33401	25% sold	N/A	100%	25%	$2,500,000	Greenberg Traurig 401 East Las Olas Blvd., Ste 2000 Fort Lauderdale, FL 33301 Attn: Bruce March Fax: (954) 765-1477
FNDM, Inc.	14 Wall Street 20th floor New York, NY 10005	100% purchased	N/A	N/A	N/A	N/A	Hodgson Russ LLP, 1540 Broadway, New York, NY 10036, attn: Stephen A. Weiss, fax. (212) 751-0927
Albert Hallac	27 Pheasant Hill Road Westport, CT 06883	58% sold	77.33%	N/A	57.4%		See (*) below
Mitzi Hallac Liotta	27 Pheasant Hill Road Westport, CT 06883	3.75% sold	5%	N/A	3.9%		See (*) below
Joanna Hallac	27 Pheasant Hill Road Westport, CT 06883	3.75% sold	5%	N/A	3.9%		See (*) below
Jeffrey Hallac	27 Pheasant Hill Road Westport, CT 06883	3.75% sold	5%	N/A	3.9%		See (*) below
Russell Hallac	27 Pheasant Hill Road Westport, CT 06883	3.75% sold	5%	N/A	3.9%		See (*) below
Victor Elmaleh	27 Pheasant Hill Road Westport, CT 06883	2% sold	2.67%	N/A	2.0%	N/A	See (*) below
TOTAL

 (*)           Counsel to the Hallac Group is Zukerman Gore Brandeis and Crossman, 875 Third Avenue, New York, New York 10022
                Attn: Clifford Brandeis, Esq.